Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

August 16, 2024

Board of Directors

National Health Investors, Inc.

222 Robert Rose Drive

Murfreesboro, TN 37129

To the addressees referred to above:

We are acting as counsel to National Health Investors, Inc., a Maryland corporation (the “Company”), in connection with the offering and sale by the Company of 2,760,000 shares of common stock, par value $0.01 per share (the “Common Stock”) (including 360,000 shares of Common Stock in connection with the underwriters’ option to purchase additional shares, which option was exercised in full) (the “Shares”), of the Company pursuant to (i) the terms of the Underwriting Agreement dated August 14, 2024 (the “Underwriting Agreement”), by and among the Company and BofA Securities, Inc., J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and BMO Capital Markets Corp., as representatives of the several underwriters listed therein and as forward sellers, and Bank of America, N.A., JPMorgan Chase Bank, National Association, Wells Fargo Bank, National Association and Bank of Montreal (in such capacities, collectively, the “Forward Purchasers”) and (ii) the letter agreements, each dated August 14, 2024 (the “Forward Sale Agreements”), by and among the Company and each of the Forward Purchasers. The offering of the Shares by the Company is being made pursuant to a prospectus supplement dated August 15, 2024 and the accompanying base prospectus dated March 15, 2023 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-270557) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs and conformed copies provided through the EDGAR System of the U.S. Securities and Exchange Commission). We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Company’s charter, as amended. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the state of Delaware. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Berlin Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Munich New York Northern Virginia Paris Philadelphia Riyadh Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C. Associated Offices: Budapest Jakarta Shanghai FTZ. Business Service Centers: Johannesburg Louisville. For more information see www.hoganlovells.com

This opinion letter is based as to matters of law solely on the applicable provisions of the Maryland General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company of the Underwriting Agreement, (ii) execution and delivery by the Company of each of the Forward Sale Agreements, (iii) issuance of the Shares pursuant to the terms of the Underwriting Agreement and the Forward Sale Agreements, and (vi) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the Company, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP